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                                                      OMB APPROVAL
                                               ---------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C 20549


                                   SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*


                           Toymax International, Inc.
               ----------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
               ----------------------------------------------------
                         (Title of Class of Securities)

                                  892268-10-3
               ----------------------------------------------------
                                (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

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CUSIP No.  892268-10-3              13G            Page  2  of  4  Pages
          -------------                                 ---    ---

------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Steven Lebensfeld
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  / /
                                                       (b)  / /
------------------------------------------------------------------------------
3  SEC USE ONLY



------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.

------------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,192,500
 NUMBER OF      --------------------------------------------------------------
  SHARES         6  SHARED VOTING POWER
BENEFICIALLY        --
 OWNED BY       --------------------------------------------------------------
EACH PERSON      7  SOLE DISPOSITIVE POWER
   WITH             1,192,500
                --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    --
------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,192,500

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   11.2%

------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



                            Page  2  of  4  Pages
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CUSIP No.  892268-10-3              13G            Page  3  of  4  Pages
          -------------                                 ---    ---


                    *SEE INSTRUCTION BEFORE FILLING OUT!


ITEM 1.     Name and Address of Issuer's Principal Executive Offices:

            (a)  Toymax International, Inc. ("Toymax")

            (b)  125 East Bethpage Road
                 Plainview, New York  11803



ITEM 2. (a) - (c) Name, Principal Business Address, and Citizenship of Persons Filing:

                      (1)  Steven Lebensfeld
                           125 East Bethpaage Road
                           Plainview, New York  11803
                           Citizenship:  USA

            (d)  Common Stock, par value $0.01 per share (the "Common Stock")

            (e)  892268-10-3



ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable



ITEM 4.   Ownership

               The information in Items 1 and 5 through 11 on the cover pages (pp. 2-3) on Schedule 13G is hereby incorporated by reference.



ITEM 5.   Ownership of Five Percent or Less of a Class

               Not Applicable



ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable



                            Page  3  of  4  Pages
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CUSIP No.  892268-10-3              13G            Page  4  of  4  Pages
          -------------                                 ---    ---

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not Applicable


ITEM 8.   Identification and Classification of Members of the Group

              Not Applicable


ITEM 9.   Notice of Dissolution of Group

              Not Applicable


ITEM 10.  Certification

              Not Applicable




                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      /s/ Steven Lebensfeld                                      3/6/98
     -----------------------------------                      -------------
     Steven Lebensfeld                                            Date



                            Page  4  of  4  Pages